PROVIDENT ENERGY TRUST

NOTICE OF SPECIAL MEETING

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the holders of trust units (the "Trust Units") of Provident Energy Trust (the "Trust") will be held at The Metropolitan Centre, 333 Fourth Avenue S.W., Calgary, Alberta on September 17, 2003 at 10:30 a.m. (Calgary time) for the following purposes, which are described in more detail in the Proxy Statement and Information Circular of the Trust (the "Circular") accompanying this Notice, namely:

1.

to consider, and if thought fit, pass a special resolution substantially in the form set forth in Schedule "A" (the "Resolution") to the Circular approving amendments to the trust indenture (the "Trust Indenture") governing the Trust dated January 25, 2001 between Founders Energy Ltd. (now Provident Energy Ltd.) and Montreal Trust Company of Canada (now Computershare Trust Company of Canada) (the "Trustee"), as amended; and

2.

to transact such other business as may properly come before the Meeting or any adjournment thereof.

The details of the Resolution are set forth in the Circular accompanying and forming part of this Notice.

Pursuant to the Trust Indenture, only holders of Trust Units who are resident in Canada are entitled to vote in respect of the Resolution.

Only holders of Trust Units of record at the close of business on August 12, 2003 and who are Canadian residents will be entitled to notice of and to vote at the Meeting or any adjournment thereof, except that a transferee of Trust Units after such record date may, not later than 10 days before the Meeting, establish the right to vote by providing evidence of ownership of Trust Units and a duly completed Residency Declaration and requesting that the transferee’s name be placed on the voting list in place of the transferor.

By Order of the Board of Directors of
Provident Energy Ltd.

(Signed) THOMAS W. BUCHANAN

Chief Executive Officer

Calgary, Alberta

August 15, 2003

If you are unable to attend the Meeting in person, please complete and sign the enclosed form of Proxy and Residency Declaration and forward it in the enclosed self-addressed envelope, or otherwise deliver it to Computershare Trust Company of Canada at 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1 Attention:  Proxy Department, to reach the addressee no later than 3:00 p.m. (Toronto time) on September 15, 2003 or, if the Meeting is adjourned, by 3:00 p.m. (Toronto time) on the second business day prior to the date on which the Meeting is reconvened.

PROXY STATEMENT AND INFORMATION CIRCULAR

SOLICITATION OF PROXIES

This Proxy Statement and Information Circular is furnished in connection with the solicitation of proxies by the management of Provident Energy Ltd. ("Provident") on behalf of Computershare Trust Company of Canada as Trustee (the "Trustee") of Provident Energy Trust ("the Trust") for use at the Special Meeting (the "Meeting") of unitholders ("Unitholders") of the Trust.  The Meeting will be held at The Metropolitan Centre, 333 Fourth Avenue S.W., Calgary, Alberta, on September 17, 2003 at 10:30 a.m. (Calgary time) for the purposes set forth in the Notice of Special Meeting (the "Notice") accompanying this Proxy Statement and Information Circular.  In addition to solicitation by mail, proxies may also be solicited by personal interviews, telephone, facsimile or other means of communication by directors and officers of Provident without special compensation.  In addition, Provident may retain the services of a managing solicitor dealer to form and manage a soliciting dealer group or a solicitation agent to solicit proxies in connection with the Meeting on terms and conditions, including the payment of fees and reimbursement of expenses, as are customary in such retainer agreements. The cost of solicitation will be borne by Provident and reimbursed by the Trust.  The information contained in this Proxy Statement and Information Circular is given as of August 15, 2003, unless otherwise specifically stated.

The Trust has two types of securities outstanding that entitle holders to vote generally at meetings of Unitholders; Trust Units and Special Voting Units.  Two special voting units ("Special Voting Units") have been issued to Computershare Trust Company of Canada (the "Exchangeable Shares Trustee") as trustee under two voting and exchange trust agreements for the benefit of holders of exchangeable shares issued by Provident Acquisitions Inc., an indirect wholly-owned subsidiary of the Trust, and for the benefit of holders of exchangeable shares issued by Provident. The Trust Units and the Special Voting Units vote together as a single class on all matters.  Each Trust Unit outstanding on the Record Date (as defined herein) is entitled to one vote. The Special Voting Units which are outstanding carry a number of votes equal to the number of Trust Units (rounded down to the nearest whole number) into which the underlying exchangeable shares relating thereto are then exchangeable. The Exchangeable Shares Trustee is required to vote the Special Voting Units in the manner that holders of exchangeable shares instruct, and to abstain from voting in proportion to the exchangeable shares for which the Exchangeable Shares Trustee does not receive instructions.  The procedures for holders of exchangeable shares to instruct the Exchangeable Shares Trustee about voting at the Meeting are explained in the "Voting Direction for Holders of Exchangeable Shares" (the "Voting Direction") that has been provided to holders of exchangeable shares together with this Proxy Statement and Information Circular.  See also the discussion under "Voting Securities and Principal Holders of Voting Securities" contained in this Proxy Statement and Information Circular.

RESIDENCY VOTING RESTRICTION

In accordance with section 3.10 of the Trust Indenture, only Unitholders who are resident Canadians (within the meaning of the Income Tax Act (Canada)) shall be entitled to vote on the special resolution (the "Resolution") approving amendments to the trust indenture of the Trust substantially in the form set forth in Schedule "A" to this Proxy Statement and Information Circular. In addition, only holders of exchangeable shares who are resident Canadians (within the meaning of the Income Tax Act (Canada)) shall be entitled to instruct the Trustee to exercise the voting rights attached to the Special Voting Units. Unitholders (and holders of Exchangeable Shares) resident in Canada shall be required to complete and sign the enclosed form of Proxy and Residency Declaration and provide it to Computershare Trust Company of Canada.

NOTICE TO BENEFICIAL HOLDERS OF TRUST UNITS

The information set forth in this section is of significant importance to many Unitholders, as a substantial number of the Unitholders do not hold Trust Units in their own name.  Unitholders who do not hold their Trust Units in their own name (referred to herein as "Beneficial Unitholders") should note that only proxies deposited by Unitholders whose names appear on the records of the Trust as the registered holders of Trust Units can be recognized and acted upon at the Meeting.  If Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder's name on the records of the Trust.  Such Trust Units will more likely be registered under the name of the Unitholder's broker or an agent of that broker.  In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominees for many Canadian brokerage firms).  Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder.  Without specific instructions, the broker/nominee are prohibited from voting Trust Units for their clients.  The Trust does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of unitholders' meetings.  Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting.  Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Canada ("ADP").  ADP typically mails a scanable Voting Instruction Form in lieu of the form of proxy.  The Beneficial Holder is requested to complete and return the Voting Instruction Form to them by mail or facsimile.  Alternatively the Beneficial Holder can call a toll-free telephone number to vote the Trust Units held by the Beneficial Holder.  ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting.  A Beneficial Unitholder receiving a Voting Instruction Form cannot use that Voting Instruction Form to vote Trust Units directly at the Meeting as the Voting Instruction Form must be returned as directed by ADP well in advance of the Meeting in order to have the Trust Units voted.

The foregoing discussion similarly applies to holders of exchangeable shares who do not hold their exchangeable shares in their own name.  Only holders of exchangeable shares whose name appears on the records of Provident Acquisitions Inc. or Provident Energy Ltd., as applicable, as the registered holders of exchangeable shares are entitled to instruct the Exchangeable Shares Trustee as to how to exercise voting rights in respect of their exchangeable shares at the Meeting.

APPOINTMENT OF PROXIES

A Unitholder who wishes to be represented at the Meeting by proxy must complete and sign the enclosed form of Proxy and Residency Declaration and forward it in the enclosed self-addressed envelope or otherwise deliver it to Computershare Trust Company of Canada, at 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1, Attention:  Proxy Department, to reach the addressee no later than 3:00 p.m. (Toronto time) on September 15, 2003 or, if the meeting is adjourned, by 3:00 p.m. (Toronto time) on the second business day prior to the date on which the meeting is reconvened.

The document appointing a proxy and containing the residency declaration shall be in writing and shall be executed by the Unitholder or his or her attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

The persons named as proxyholders in the enclosed form of proxy are directors or officers of Provident.  A Unitholder desiring to appoint some other person as his or her representative at the Meeting may do so either by inserting such person's name in the blank space provided in the form of proxy or by completing another proper form of proxy and, in either case, delivering the completed Proxy and Residency Declaration to Computershare Trust Company of Canada, at the place and within the time specified above for the deposit of proxies.  Representatives so appointed by a Unitholder are not required to be Unitholders.

By resolutions of the board of directors of Provident (the "Board of Directors"), the record date for the Meeting has been established as August 12, 2003 (the "Record Date").  Only Unitholders of record as of the close of business on the Record Date who are resident Canadians (within the meaning of the Income Tax Act (Canada)) will be entitled to receive notice of and to vote at the Meeting or any adjournment thereof, except that a transferee of Trust Units after such Record Date may, not later than ten (10) days before the Meeting, establish the right to vote by providing evidence of ownership of Trust Units and a duly completed Unitholder Residency Declaration and requesting that the transferee's name be placed on the voting list in place of the transferor.

REVOCATION OF PROXIES

A Unitholder who has submitted a form of proxy has the power to revoke it at any time prior to the exercise thereof.  If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing signed by the Unitholder or by the Unitholder's attorney authorized in writing, or, if the Unitholder is a corporation, under its corporate seal or by a duly authorized officer or attorney of the corporation, and delivered to the Trust or Computershare Trust Company of Canada at the address referred to herein no later than the close of business, local time, on the day (excluding Saturdays, Sundays and statutory holidays) before the Meeting, or if the Meeting is adjourned, on the day (excluding Saturdays, Sundays and statutory holidays) before it is reconvened, or with the Chairman of the Meeting immediately prior to the Meeting or any reconvened Meeting.

A holder of exchangeable shares who has submitted a Voting Direction may revoke it at any time prior to the Meeting.  In addition to revocation in any other manner permitted by law, a Voting Direction may be revoked by instrument in writing executed by the holder of exchangeable shares or his attorney authorized in writing or, if the holder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited at the office of the Exchangeable Shares Trustee at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the Voting Direction is to be acted upon, or with a representative of the Trustee in attendance at the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits, the Voting Direction shall be revoked.

EXERCISE OF DISCRETION WITH RESPECT TO PROXIES

The form of proxy furnished by the Trust, where the Unitholder specifies a choice with respect to any matter identified in the Notice will be voted on or withheld from voting on any ballot in accordance with the instructions contained therein.  Where no choice is specified, the form of proxy will be voted "FOR" each matter identified in the Notice.  The persons appointed under the form of proxy furnished by the Trust are conferred discretionary authority with respect to amendments to those matters specified in the form of proxy or other matters which may be properly come before the Meeting.  At the time of the printing of this Proxy Statement and Information Circular, the management of Provident knows of no such amendment or other matter except as disclosed in this Proxy Statement and Information Circular.  If any matters which are not now known should properly come before the Meeting, the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

RELATIONSHIPS AMONG THE TRUSTEE, THE TRUST, PROVIDENT

The Trust is an open-end unincorporated investment trust created under the laws of Alberta pursuant to a trust indenture (the "Trust Indenture") dated January 25, 2001 between Founders Energy Ltd. ("Founders") (now Provident) and Montreal Trust Company of Canada (now Computershare Trust Company of Canada) as trustee, as amended.  The Trust was established for the purpose of acquiring and holding, directly and indirectly, interests in petroleum and natural gas properties.  Provident is a corporation wholly-owned by the Trust.  The principal business of Provident is to manage and administer the operating activities associated with the oil and gas properties in which it has an interest. Provident is also responsible for providing certain management, administrative and support services to the Trust.

INTEREST OF THE TRUSTEE, PROVIDENT AND THE DIRECTORS AND OFFICERS OF PROVIDENT
IN MATTERS TO BE ACTED UPON

Neither the Trustee, Provident, nor any directors or officers of Provident nor any associate or affiliate of any one of them, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting except as otherwise disclosed in this Proxy Statement and Information Circular.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Except as disclosed in this Proxy Statement and Information Circular, neither the Trustee, Provident, nor any director or officer of Provident, nor any other insider of the Trust, or Provident, nor any associate or affiliate of any one of them has or has had, at any time since the beginning of the financial period ended December 31, 2002, any material interest, direct or indirect, in any transaction or proposed transaction that has materially affected or would materially affect the Trust or Provident other than the management internalization transaction completed on January 17, 2003.

INDEBTEDNESS OF THE TRUSTEE AND THE DIRECTORS AND
OFFICERS OF PROVIDENT

Neither the Trustee nor any of the directors or officers of Provident nor any associate or affiliate of any one of them, is or was indebted, directly or indirectly, to the Trust or Provident at any time since the beginning of the financial period ended December 31, 2002.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Trust Units

As at the date of this Proxy Statement and Information Circular, the Trust had 61,377,217 issued and outstanding Trust Units.  Each Trust Unit entitles the holder thereof to one vote at all meetings of Unitholders for each Trust Unit held.

Exchangeable Shares

As at the date of this Proxy Statement and Information Circular, two Special Voting Units had been issued to the Exchangeable Shares Trustee in conjunction with the issuance of exchangeable shares of Provident Acquisitions Inc. and Provident.  These Special Voting Units are outstanding and carry a number of votes equal to the number of Trust Units (rounded down to the nearest whole number) into which the underlying exchangeable shares relating thereto are then exchangeable. Each holder of exchangeable shares on the Record Date is entitled to give the Exchangeable Shares Trustee voting instructions for a number of votes equal to the number of Trust Units (rounded down to the nearest whole number) into which that holder's exchangeable shares are then exchangeable.  A Voting Direction is the means by which a holder of exchangeable shares may authorize the voting of his or her voting rights at the Meeting.  The Exchangeable Shares Trustee will exercise each vote only as directed by the relevant holder on the Voting Direction.  In the absence of instructions from a holder as to voting, the Exchangeable Shares Trustee will not exercise those votes.  A holder of exchangeable shares may also instruct the Exchangeable Shares Trustee to give him or her a proxy entitling him or her or a designee of the holder to vote personally the relevant number of votes or to grant to management of the Trust a proxy to vote those votes.  As of the date hereof, there are 1,062,796 exchangeable shares of Provident Acquisitions Inc. issued and outstanding and the exchange ratio is currently 1.17087 Trust Units for each exchangeable share resulting in an aggregate number of votes of 1,244,396.  As of the date hereof, there are 1,682,242 exchangeable shares of Provident issued and outstanding and the exchange ratio is currently 1.11006 Trust Units for each exchangeable share resulting in an aggregate number of votes of 1,867,389.

Principal Holders

As at the date of this Proxy Statement and Information Circular, and to the best of the knowledge of the Trust and the directors and officers of Provident, no person or company beneficially owned, directly or indirectly, or exercised control or direction over, more than 10% of the issued and outstanding Trust Units.  As of the date of this Proxy Statement and Information Circular, and to the best of the knowledge of the Trust and the directors and officers of Provident, the directors and senior officers of Provident beneficially owned, directly or indirectly, or exercised control or direction over, 1,213,493 Trust Units representing approximately 2% of the issued and outstanding Trust Units and 1,682,242 exchangeable shares of Provident representing approximately 2.5% of the issued and outstanding Trust Units.  Each such exchangeable share of Provident held by such director or senior officer is exchangeable into Trust Units at the current exchange ratio of 1.11006. The directors and senior officers of Provident do not beneficially own, directly or indirectly, or exercise control or direction over any of the exchangeable shares of Provident Acquisitions Inc.

BACKGROUND TO THE RESOLUTION

The Trust became aware early in June 2003 that the percentage of its Trust Units held by persons who were not resident Canadians (within the meaning of the Income Tax Act (Canada)) (the "Tax Act") had increased significantly.  As a result, on June 16, 2003 the Trust issued a news release concerning the percentage of Trust Units held by non-residents of Canada and the implications related thereto pursuant to the Trust Indenture.  The Trust and the Trustee estimated, in early July 2003 based on geographical address information available with respect to registered Unitholders and Unitholders holding through intermediary accounts, that approximately 55% of the Trust Units were beneficially owned by non-residents of Canada.  The Trust issued a further news release on July 9, 2003 advising that approximately 55% of its issued and outstanding Trust Units were held by non-residents of Canada.

The Trust Indenture currently contains a residency requirement which provides that persons who are not residents of Canada may not hold more than one half of the outstanding Trust Units.  This residency requirement was contained in the Trust Indenture as one measure for ensuring that the Trust qualifies as a "mutual fund trust" under a provision of the Tax Act which generally requires that a "mutual fund trust" cannot be established or maintained primarily for the benefit of non-residents of Canada.  The retention of "mutual fund trust" status under that the Tax Act is important for both resident and non-resident holders of Trust Units and not just for holders of Trust Units held within Canadian tax exempt plans. The importance of mutual fund status may be very briefly summarized as follows:

(a)

By virtue of its status as a mutual fund trust, the Trust has been accepted for registration effective March 6, 2001 as a "registered investment" for registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), and deferred profit sharing plans (“DPSPs”) (collectively ‘‘Exempt Plans’’). As such, Trust Units are qualified investments for Exempt Plans as well as registered education savings plans ("RESPs") and if the Trust's status as a "registered investment" is revoked in any year by virtue of ceasing to be a "mutual fund trust" the Trust Units would remain as qualified investments for Exempt Plans and RESPs until the end of the year following such year.

(b)

Where at the end of any month an Exempt Plan or a RESP holds Trust Units that are not qualified investments, the Exempt Plan or RESP must, in respect of that month, pay a tax under Part XI.1 of the Tax Act equal to 1 percent of the fair market value of the Trust Units at the time such Trust Units were acquired by the Exempt Plan or RESP. An RRSP or RRIF holding Trust Units that are not qualified investments would become taxable on income attributable to the Trust Units while they are not qualified investments (including the entire amount of any capital gain arising on a disposition of the non-qualified investment). RESPs which hold Trust Units that are not qualified investments may have their registration revoked by the Canada Customs and Revenue Agency.

(c)

Trust Units would become foreign property for registered pension plans upon the Trust ceasing to be a mutual fund trust. If the Trust's "registered investment" status is revoked by virtue of it ceasing to be a mutual fund trust, then the Trust Units would also become foreign property for Exempt Plans.

(d)

The loss of mutual fund trust status would also render the Trust liable for the payment of a tax under Part XII.2 of the Tax Act in respect of certain designated income. The payment of Part XII.2 tax by the Trust could have adverse consequences to Unitholders who are not residents of Canada and to certain Unitholders which are tax exempt entities since the amount of cash available for cash distributions would be reduced by the amount of such tax.

(e)

The loss of mutual fund trust status would result in the Trust ceasing to be eligible for the capital gains refund mechanism available under the Tax Act.

(f)

Upon the loss of mutual fund trust status, the Trust Units held by Unitholders that are not residents of Canada would become taxable Canadian property. Such Unitholders would be subject to Canadian income tax on any gains realized on a disposition of Trust Units constituting taxable Canadian property.

In accordance with the current provisions of the Trust Indenture, in the event that more than half of the Trust Units outstanding are held by persons who are not resident Canadians, the Trustee is required to restrict transfer of Trust Units to non-residents and entitled to require holders of Trust Units who are not resident Canadians (chosen on the basis of the inverse order to the order of acquisition or registration of such Trust Units or such other manner as is considered to be equitable and practical) to sell all or a portion of their Trust Units within a specified period of not less than 60 days from the date of notice.  If such Trust Units are not sold within such period, the Trustee has the right to withhold voting rights and distributions and to sell such Trust Units on behalf of such Unitholder.

The Trust has received a tax opinion from Macleod Dixon LLP, counsel to the Trust that, based upon its present and historic asset composition, the Trust continues to qualify as a "mutual fund trust" under Canadian tax legislation even though more than one half of its Trust Units may be held by persons who are not resident Canadians.  In this regard, the Trust has been advised that pursuant to subsection 132(7) of the Tax Act, where at any time it can reasonably be considered that a trust, having regard to all the circumstances, was established or is maintained primarily for the benefit of non-resident persons, the trust is deemed not to be a mutual fund trust after that time unless the conditions of paragraph 132(7)(a) or (b) of the Tax Act are met. In particular, by virtue of paragraph 132(7)(a) of the Tax Act, subsection 132(7) will not apply if throughout the period starting with the date of the creation of the trust and ending with the time all or substantially all of the property of the trust consisted of property other than "taxable Canadian property" as defined for this purpose. In rendering such opinion, Macleod Dixon LLP has relied upon representations from Provident to the effect that substantially all of the Trust's property consists, and has always consisted, of property other than "taxable Canadian property". The Trust has therefore concluded that it is not necessary at this time to enforce the residency requirements in the Trust Indenture in order to maintain its "mutual fund trust" status.

So long as more than one half of the Trust Units are held by non-residents, in order to continue to qualify as a "mutual fund trust" on the basis of its asset composition, the Trust will be limited with respect to the percentage of its assets that may constitute "taxable Canadian property" under the Tax Act.  The Trust does not anticipate that such restriction will negatively impact the implementation of its business plan and strategy.

As a result, the Trust is proposing to amend the Trust Indenture to provide that residency restriction provisions need not be enforced while the Trust is entitled to rely on the provisions of paragraph 132(7)(a) of the Tax Act for the purposes of maintaining its "mutual fund trust" status. However, in order to provide the Trust with the maximum flexibility to both execute its business plan and preserve "mutual fund trust status", the proposed amendment provides the Board of Directors of the Corporation with the discretion to enforce residency restrictions and take such other actions as are deemed appropriate in the circumstances that will reduce or limit the number of Trust Units held by non resident Unitholders to ensure that the Trust is not maintained primarily for the benefit of non-residents of Canada.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors has determined unanimously that the amendments to the Trust Indenture contemplated by the Resolution are in the best interests of the Trust and the Unitholders and unanimously recommends that Unitholders vote in favour of the Resolution as set forth in Schedule "A".

To be approved, the special resolution to approve the amendments to the Trust Indenture must be passed by the affirmative votes of holders of not less than 66 2/3% of the Trust Units qualified to vote at the Meeting represented in person or by proxy at the Meeting including the number of Trust Units equivalent in number to the votes attached to Special Voting Units held by persons represented in person or by proxy at the Meeting.

ADDITIONAL INFORMATION

Copies of the Trust's most recent annual information form and any information incorporated therein by reference, the Trust's audited consolidated financial statements as at and for the period ended December 31, 2002 and this Proxy Statement and Information Circular may be obtained on the SEDAR website at www.sedar.com or from the Chief Executive Officer of Provident at 700, 112 – 4th Avenue S.W., Calgary, Alberta T2P 0H3.

APPROVAL AND CERTIFICATION

The contents and sending of this Proxy Statement and Information Circular have been approved by the board of directors of Provident on behalf of the Trust.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED at Calgary, Alberta, this 15 day of August, 2003.

PROVIDENT ENERGY TRUST BY PROVIDENT ENERGY LTD.
(Signed) THOMAS W. BUCHANAN Chief Executive Officer	(Signed) MARK N. WALKER Vice President, Finance and Chief Financial Officer

SCHEDULE "A"
FORM OF TRUST INDENTURE AMENDMENT RESOLUTION

Be it Resolved as a Special Resolution That:

1.

Section 3.10 of the Trust Indenture shall be deleted and replaced in its entirety with the following:

3.10

Non-Resident Holders

It is in the best interest of Unitholders that the Trust always qualify as a "mutual fund trust" under the Tax Act.  Accordingly, in order to ensure the maintenance of such status:

(a)

The Corporation shall: (i) prior to the consummation of any transaction involving the acquisition by the Trust of any Subsequent Investment; (ii) prior to any material modification to the Trust Fund other than as contemplated by subclause (i); (iii) promptly following any proposed amendment to paragraph 132(7)(a) of the Tax Act or the publication of any administrative bulletin or other notice of interpretation relating to the interpretation or application of such section; or (iv) otherwise at any time when requested by the Trustee, obtain an opinion of Counsel confirming whether the Trust is, at the date thereof and following such transaction or event (which in the case of (iii) shall mean the coming into effect of the amendment or change of interpretation), entitled to rely on paragraph 132(7)(a) of the Tax Act (or any successor provision thereto) for purposes of qualifying as a "mutual fund trust" under the Tax Act.

(b)

If at any time the board of directors of the Corporation determines, in its sole discretion, or becomes aware, pursuant to Subsection 3.10(a) or otherwise, that the Trust's ability to continue to rely on paragraph 132(7)(a) of the Tax Act (or any successor provision thereto) for purposes of qualifying as a "mutual fund trust" thereunder is in jeopardy, then forthwith after such determination:

A.

the Trust shall not be maintained primarily for the benefit of Non-Residents and it shall be the sole responsibility of the Corporation to monitor the holdings by Non-Residents;

B.

the Corporation shall take such steps as are necessary or desirable to ensure that the Trust is not maintained primarily for the benefit of Non-Residents.

(c)

The Corporation may, at any time and from time to time, in its sole discretion, request that the Trustee make reasonable efforts, as practicable in the circumstances, to obtain declarations as to beneficial ownership under Section 8.11, perform residency searches of shareholder and beneficial shareholder mailing address lists and take such other steps specified by the Corporation, at the cost of the Trust, to determine or estimate as best possible the residence of the beneficial owners of Trust Units.

(d)

If at any time the board of directors of the Corporation, in its sole discretion, determines that it is in the best interest of the Trust, the Corporation, notwithstanding the ability of the Trust to continue to rely on subsection 132(7)(a) of the Tax Act for the purpose of qualifying as a "mutual fund trust" under the Tax Act, may:

A.

require the Trustee to refuse to accept a subscription for Trust Units from, or issue or register a transfer of Trust Units to, a person unless the person provides a declaration to the Corporation pursuant to Section 8.11 that the Trust Units to be issued or transferred to such person will not when issued or transferred be beneficially owned by a Non-Resident;

B.

to the extent practicable in the circumstances, send a notice to registered holders of Trust Units which are beneficially owned by Non-Residents, chosen in inverse order to the order of acquisition or registration of such Trust Units beneficially owned by Non-Residents or in such other manner as the Corporation may consider equitable and practicable, requiring them to sell their Trust Units which are beneficially owned by Non-Residents or a specified portion thereof within a specified period of not less than 60 days.  If the Unitholders receiving such notice have not sold the specified number of such Trust Units or provided the Corporation with satisfactory evidence that such Trust Units are not beneficially owned by Non-Residents within such period, the Corporation may, on behalf of such registered Unitholder, sell such Trust Units and, in the interim, suspend the voting and distribution rights attached to such Trust Units and make any distribution in respect of such Trust Units by depositing such amount in a separate bank account in a Canadian chartered bank (net of any applicable taxes).  Any sale shall be made on any stock exchange on which the Trust Units are then listed and, upon such sale, the affected holders shall cease to be holders of Trust Units so disposed of and their rights shall be limited to receiving the net proceeds of sale, and any distribution in respect thereof deposited as aforesaid, net of applicable taxes and costs of sale, upon surrender of the Trust Certificates representing such Trust Units;

C.

delist the Trust Units from any non-Canadian stock exchange; and

D.

take such other actions as the board of directors of the Corporation determines, in its sole discretion, are appropriate in the circumstances that will reduce or limit the number of Trust Units held by Non-Resident Unitholders to ensure that the Trust is not maintained primarily for the benefit of Non-Residents.

(e)

The Trustee shall have no liability for amounts received pursuant to sales of Trust Units made pursuant to Section 3.10(d)B.  Except as specifically set out herein, the Trustee shall not be bound to do or take any proceeding or action with respect to this Section 3.10 by virtue of the powers conferred on it under this Declaration of Trust.  The Trustee shall not be deemed to have notice of any violation of this Section 3.10 unless and until it has been given written notice of such violation and shall be required to act only as required by this Declaration of Trust and upon an indemnity satisfactory to the Trustee being provided by the Trust.  The Trustee shall not be required to actively monitor the Non-Resident holdings of the Trust.  It is acknowledged that the Trustee cannot monitor the Non-Resident holders of the Trust Units given that the Trust Units are registered in the name of depositories and other non-beneficial holders.  The Trustee shall not be liable for any violation of the Non-Resident ownership restriction in this Section 3.10 which may occur during the term of the Trust.

(f)

Notwithstanding any other provision of the Indenture, Non-Residents, whether registered holders or beneficial holders of Trust Units, shall not be entitled to vote in respect of any Special Resolutions to amend this section 3.10.

2.

Any director or officer of Provident be and is hereby authorized and directed to execute and deliver such documents and instruments and take such other actions as such director or officer may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, and the approval by such director or officer of the text of such documents or instruments and the taking of such actions shall be conclusive proof of the approval thereof by the Unitholders.

3.

All capitalized terms not otherwise defined in this resolution have the meaning ascribed thereto in the Proxy Statement and Information Circular of the Trust dated August 15, 2003.